QEP MIDSTREAM PARTNERS REPORTS THIRD QUARTER 2014 FINANCIAL AND OPERATING RESULTS

DENVER - November 5, 2014 - QEP Midstream Partners, LP (NYSE: QEPM) ("QEPM" or the "Partnership") today reported third quarter 2014 financial and operating results. The Partnership reported net income of $13.7 million, or $0.25 per limited partner unit (on a diluted basis). The Partnership generated Adjusted EBITDA (a non-GAAP measure) of $23.6 million and distributable cash flow (a non-GAAP measure) of $18.6 million for the third quarter 2014, which represents 113% coverage of the third quarter 2014 distribution of $16.4 million. Please see the definitions of non-GAAP measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the "Non-GAAP Financial Measures" section of this press release.

The Partnership will pay a quarterly distribution of $0.30 per unit for the third quarter 2014 on November 14, 2014, to unitholders of record as of the close of business on November 4, 2014. The distribution represents an increase of $0.02 per common unit, or 7%, over the second quarter 2014 distribution and is 20% over the Partnership’s minimum quarterly distribution of $0.25 per unit.

Third Quarter Highlights

•	Reported net income of $13.7 million

•	Increased the quarterly cash distribution by $0.02 to $0.30 per unit

•	Generated $23.6 million of Adjusted EBITDA and $18.6 million of distributable cash flow

"QEPM delivered solid results in the third quarter with stable natural gas and crude oil and increased water gathering volumes," commented Chuck Stanley, President, Chairman and Chief Executive Officer. "Our steady performance in the quarter and the acquisition of a 40% interest in Green River Processing allowed the Partnership to increase its distribution by seven percent compared to the prior quarter, marking the fourth consecutive quarter of distribution increases," concluded Stanley.

Operating Results

Compared to the results for the third quarter 2013 for the Partnership’s Predecessor (see discussion under Supplemental Pro Forma Disclosures), gathering and transportation revenue and gathering expense decreased. The Predecessor results, which include results for assets that were not assigned to the Partnership but were retained by the Predecessor, decreased due to the lack of comparability of the results.

Compared with the third quarter 2013 on a pro forma basis, gathering and transportation revenue was down slightly and condensate sales decreased by $1.1 million in the third quarter 2014. Natural gas gathering volumes in the third quarter 2014 declined by 7% from the prior year due to declines in throughput on the Green River and Vermillion systems, and decreased 9% from the prior quarter, due to variances associated with seasonality. Condensate sales revenue in the third quarter 2014 was $0.1 million down $1.1 million from the third quarter 2013 and down $1.7 million from the prior quarter due in part to seasonal variability, as warmer ground temperatures in late summer result in lower condensate recovery from the Partnership’s gas gathering pipelines.

Operating expenses in the third quarter 2014 increased by 1% from the prior year due primarily to higher general and administrative expenses from professional service fees incurred for the Green River Acquisition, partially offset by lower depreciation and amortization.

Balance Sheet

As of September 30, 2014, the Partnership had $15.4 million of cash and cash equivalents and $230.0 million of borrowings on its $500 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled $11.6 million for the Partnership for the nine months ended September 30, 2014, which includes maintenance capital of $10.6 million and expansion capital of $1.0 million. Maintenance capital expenditures of $10.6 million include $8.0 million related to the Green River Gathering System, of which $3.2 million related to a compressor overhaul project, $3.7 million related to system maintenance, and $1.1 million related to a condensate pipeline repair and replacement project. The Partnership was reimbursed by QEP for the $1.1 million of pipeline repair costs pursuant to an indemnification provision in the Omnibus Agreement. The remaining maintenance capital expenditures of $2.6 million related primarily to compressor maintenance on the Vermillion Gathering System. Expansion capital expenditures of $1.0 million related primarily to a compression project on the Vermillion Gathering System and reimbursable well connects on the Williston Gathering System. The Partnership also made contributions to Green River Processing of $1.1 million, of which $0.7 million was for capital expenditures related to various system maintenance projects and $0.4 million was for an operating expense reserve.

2014 Guidance

The Partnership's guidance has been revised from the second quarter 2014 results update. For 2014 the Partnership forecasts distributable cash flow in a range of $72 million to $78 million and Adjusted EBITDA of $85 million to $87 million, both unchanged from prior guidance. Capital expenditures net of reimbursements from QEP and excluding Green River Processing are expected to be in the range of $13 million to $16 million compared with $11 million to $14 million previously estimated and include expansion capital expenditures of $1 million to $2 million. In addition to capital expenditures related to our consolidated assets, the Partnership expects to make contributions to Green River Processing related to maintenance capital expenditures for approximately $1 million to $3 million.

Third Quarter 2014 Results Conference Call

QEPM's management will discuss third quarter 2014 results in a conference call on Thursday, November 6, 2014, beginning at 1:00 p.m. ET. The conference call can be accessed at www.qepm.com. You may also participate in the conference call by dialing (877) 407-4019 domestically or (201) 689-8337 internationally. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time. A replay of the conference call will be available on the website and a telephone audio replay will be available from November 6, 2014 to December 6, 2014, by calling (877) 660-6853 domestically or (201) 612-7415 internationally and then entering conference ID # 13593834.
About QEP Midstream Partners, LP

QEP Midstream Partners, LP is a master limited partnership formed by QEP Resources, Inc. (NYSE: QEP) to own, operate, acquire and develop midstream energy assets. The Partnership provides midstream gathering and processing services to QEP and third-party companies in the Green River, Uinta and Williston basins.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will" and "expect" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Such forward-looking statements include statements regarding payments related to: continued growth in distributions; impact of the Green River Acquisition; forecasted distributable cash flow, Adjusted EBITDA and capital expenditures for 2014; usefulness of non-GAAP measures; supplemental pro forma disclosures and their usefulness to investors; and adjustments made to calculate pro forma amounts. Factors that could cause QEPM’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; competitive conditions in QEPM’s industry; actions taken by third-party operators, processors and transporters; the demand for oil and natural gas storage and transportation services; QEPM’s ability to successfully implement its business plan; QEPM's ability to integrate acquired assets; its ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; operating risks and hazards incidental to transporting, storing and processing oil and natural gas, as applicable; natural disasters, weather-related delays and casualty losses; the outcome of litigation; consummation of the sale by QEP of its midstream business to Tesoro Logistics LP; and other factors discussed in the Risk Factors section of the Partnership's Annual Report on Form 10-K for the year ended December 31, 2013. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances.  All such statements are expressly qualified by this cautionary statement.

Contact

Investors:    William I. Kent                Media:        Brent Rockwood
Director, Investor Relations                Director, Communications
303-405-6665                        303-672-6999

QEP MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	Three Months Ended September 30, 2014	Period from August 14, 2013 to September 30, 2013	Period from July 1, 2013 to August 13, 2013	Nine Months Ended September 30, 2014	Period from August 14, 2013 to September 30, 2013	Period from January 1, 2013 to August 13, 2013
	Successor	Successor	Predecessor	Successor	Successor	Predecessor
	(in millions, except per unit amounts)
Revenues
Gathering and transportation	$28.6	$16.2	$19.2	$85.9	$16.2	$92.9
Condensate sales	0.1	0.2	0.9	4.0	0.2	7.4
Total revenues	28.7	16.4	20.1	89.9	16.4	100.3
Operating expenses
Gathering expense	5.8	3.1	3.7	17.6	3.1	19.7
General and administrative	4.1	1.5	3.2	14.0	1.5	13.6
Taxes other than income taxes	0.5	0.3	0.4	1.5	0.3	1.3
Depreciation and amortization	8.0	4.1	4.9	24.0	4.1	25.0
Total operating expenses	18.4	9.0	12.2	57.1	9.0	59.6
Net loss from property sales	—	—	(0.1)	—	—	(0.5)
Operating income	10.3	7.4	7.8	32.8	7.4	40.2
Income from unconsolidated affiliates	5.9	—	0.4	7.8	—	3.8
Interest expense	(1.5)	(0.3)	(0.5)	(2.6)	(0.3)	(2.6)
Net income	14.7	7.1	7.7	38.0	7.1	41.4
Net income attributable to noncontrolling interest	(1.0)	(0.6)	(0.6)	(2.7)	(0.6)	(2.5)
Net income attributable to QEP Midstream or Predecessor	$13.7	$6.5	$7.1	$35.3	$6.5	$38.9

Net income attributable to QEP Midstream per limited partner unit (basic and diluted):
Common units	$0.25	$0.12		$0.65	$0.12
Subordinated units	$0.25	$0.12		$0.65	$0.12

Weighted-average limited partner units outstanding (basic and diluted):
Common units	26.7	26.7		26.7	26.7
Subordinated units	26.7	26.7		26.7	26.7
Cash distributions per common unit (1)	$0.30	$0.13		$0.85	$0.13

(1)    Represents the cash distributions declared related to the period presented.

QEP MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	Nine Months Ended September 30, 2014	Period from August 14, 2013 to September 30, 2013	Period from January 1, 2013 to August 13, 2013
	Successor	Successor	Predecessor
	(in millions)
OPERATING ACTIVITIES
Net income	$38.0	$7.1	$41.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24.0	4.1	25.0
Equity-based compensation expense	0.7	0.1	—
Income from unconsolidated affiliates	(7.8)	—	(3.8)
Distributions from unconsolidated affiliates	6.5	—	3.8
Amortization of debt issuance costs	0.5	0.1	0.5
Net loss from asset sales	—	—	—
Changes in operating assets and liabilities	(5.1)	2.4	22.9
Net cash provided by operating activities	56.8	13.8	89.8
INVESTING ACTIVITIES
Property, plant and equipment	(14.4)	(2.2)	(9.1)
Equity investments	(106.9)	—	—
Contribution to equity investment	(1.1)
Contributions from equity investments in excess of cumulative earnings	2.9	0.4	1.1
Proceeds from sale of assets	—	—	0.6
Net cash used in investing activities	(119.5)	(1.8)	(7.4)
FINANCING ACTIVITIES
Issuance of long-term debt	284.5	—	—
Repayments of long-term debt	(54.5)	(95.5)	(66.4)
Long-term debt issuance costs	—	(3.0)	—
Net proceeds from initial public offering	—	449.6	—
Proceeds from initial public offering distributed to parent	—	(351.1)	—
Contributions from (distributions to) parent, net	1.0	3.0	(12.2)
Green River Processing Acquisition – purchase price in excess of net assets acquired	(123.1)	—	—
Distributions to unitholders	(44.2)	—	—
Distribution to noncontrolling interest	(4.6)	(0.2)	(4.1)
Net cash provided by (used in) financing activities	59.1	2.8	(82.7)
Change in cash and cash equivalents	(3.6)	14.8	(0.3)
Beginning cash and cash equivalents	19.0	1.1	1.4
Ending cash and cash equivalents	$15.4	$15.9	$1.1

Supplemental Disclosures:
Non-cash investing activities
Change in capital expenditure accrual balance	$(2.8)	$2.5	$(1.6)

Non-GAAP Financial Measures
This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as non-GAAP financial measures, including Adjusted EBITDA and Distributable Cash Flow. Management believes that the presentation of Adjusted EBITDA and Distributable Cash Flow provides information useful to investors in assessing QEPM's financial condition and results of operations. Management defines Adjusted EBITDA as net income attributable to the Partnership or Predecessor before depreciation and amortization, interest and other income and expense, gains and losses from asset sales, deferred revenue associated with minimum volume commitment payments and certain other non-cash and/or non-recurring items. Management defines Distributable Cash Flow as Adjusted EBITDA less net cash interest paid, maintenance capital expenditures and cash adjustments related to equity method investments and non-controlling interests, and other non-cash expenses. Distributable Cash Flow does not reflect changes in working capital balances.
The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are net income and cash flow provided by operating activities attributable to the Partnership or Predecessor. The tables below include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures.

		Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	Three Months Ended September 30, 2014	Period from August 14, 2013, through September 30, 2013	Period from July 1, 2013, through August 13, 2013	Nine Months Ended September 30, 2014	Period from August 14, 2013, through September 30, 2013	Period from January 1, 2013, through August 13, 2013
	Successor	Successor	Predecessor	Successor	Successor	Predecessor
	(in millions)
Unaudited Reconciliation of Net Income Attributable to QEP Midstream or Predecessor to Adjusted EBITDA and Distributable Cash Flows
Net income attributable to QEP Midstream or Predecessor	$13.7	$6.5	$7.1	$35.3	$6.5	$38.9
Interest expense	1.5	0.3	0.5	2.6	0.3	2.6
Depreciation and amortization	8.0	4.1	4.9	24.0	4.1	25.0
Noncontrolling interest share of depreciation and amortization(1)	(0.7)	(0.4)	(0.3)	(2.0)	(0.4)	(1.6)
QEP Midstream share of unconsolidated affiliate depreciation and amortization (2)	1.1	0.2	0.3	1.8	0.2	1.3
Net loss from property sales	—	—	0.1	—	—	0.5
Adjusted EBITDA	$23.6	$10.7	$12.6	$61.7	$10.7	$66.7
Net cash interest paid	(1.3)	(0.2)		(2.1)	(0.2)
Maintenance capital expenditures	(3.3)	(4.3)		(10.6)	(4.3)
Reimbursements for maintenance capital expenditures	—	3.0		1.0	3.0
Cash adjustments related to equity method investments and non-controlling interest	(0.6)	0.6		1.5	0.6
Non-cash equity-based compensation expense	0.2	—		0.5	—
Distributable Cash Flow	$18.6	$9.8		$52.0	$9.8

		Nine Months Ended September 30, 2013
	Nine Months Ended September 30, 2014	Period from August 14, 2013, through September 30, 2013	Period from January 1, 2013, through August 13, 2013
	Successor	Successor	Predecessor
	(in millions)
Reconciliation of Net Cash Flows Provided by Operating Activities to Adjusted EBITDA and Distributable Cash Flows
Net cash provided by operating activities	$56.8	$13.8	$89.8
Noncontrolling interest share of depreciation and amortization(1)	(2.0)	(0.4)	(1.6)
QEP Midstream share of unconsolidated affiliate depreciation and amortization (2)	1.8	0.2	1.3
Income from unconsolidated affiliates, net of distributions from unconsolidated affiliates	1.3	—	—
Net income attributable to noncontrolling interest	(2.7)	(0.6)	(2.5)
Interest expense	2.6	0.3	2.6
Working capital changes	5.1	(2.4)	(22.9)
Amortization of deferred financing charges	(0.5)	(0.1)	—
Equity-based compensation expense	(0.7)	(0.1)	—
Adjusted EBITDA	$61.7	$10.7	$66.7
Net cash interest paid	(2.1)	(0.2)
Maintenance capital expenditures	(10.6)	(4.3)
Reimbursements for maintenance capital expenditures	1.0	3.0
Cash adjustments related to equity method investments and non-controlling interest	1.5	0.6
Non-cash equity-based compensation expense	0.5	—
Distributable Cash Flow	$52.0	$9.8

(1)	Represents the noncontrolling interest's 22% share of depreciation and amortization attributable to Rendezvous Gas Services.

(2)
Represents QEP Midstream's share of Three Rivers Gathering and Green River Processing depreciation and amortization. For the three months ended September 30, 2014, $0.3 million was attributable to Three Rivers Gathering and $0.8 million was attributable to Green River Processing. For the nine months ended September 30, 2014, $1.0 million was attributable to Three Rivers Gathering and $0.8 million was attributable to Green River Processing. For the period from August 14, 2013, through September 30, 2013, and for the period from January 1, 2013, through August 13, 2013, all unconsolidated affiliate depreciation and amortization is related to Three Rivers Gathering.

Supplemental Pro Forma Disclosures
The discussion of our historic performance and financial condition is presented for the Partnership (Successor), for the three and nine months ended September 30, 2014, and for the Predecessor for the three and nine months ended September 30, 2013.

The historic financial information of the Predecessor contained in this report relates to periods that ended prior to the completion of the IPO, and includes results for both the properties conveyed to the Partnership in connection with the IPO and properties retained by our Predecessor. We believe that historical data limited to only the properties conveyed to the Partnership in connection with the IPO, adjusted for transactions that occurred as a result of the IPO, is relevant and meaningful, enhances the discussion of the periods presented and is useful to the reader to better understand trends in our operations. Therefore, we have also included the results of operations for the three and nine months ended September 30, 2013 on a pro forma basis.

The following pro forma financial data is for informational purposes only and was derived from the Predecessor financial information adjusted to give effect to events and circumstances that are directly attributed to the IPO transaction as if it had occurred on January 1, 2013, that are factually supportable and, with respect to the Condensed Consolidated Statement of Income, are expected to have a continuing impact on the consolidated results. These adjustments include: removing the results of the assets retained by the Predecessor, consisting of the Uinta Basin Gathering System and general support equipment; an adjustment to general and administrative expense for the estimated incremental expenses that would have occurred as a result of operating as a public company and the entry into the Omnibus Agreement concurrent with the IPO; and an adjustment to interest expense to eliminate the related party debt that was settled in conjunction with the IPO and to estimate interest expense related to the Credit Facility entered into following the IPO. The unaudited pro forma information should not be relied upon as necessarily being indicative of the results that may be obtained in the future.

Supplemental Pro Forma Financial Data

		Three Months Ended September 30, 2013
	Three Months Ended September 30, 2014	Period from August 14, 2013 to September 30, 2013	Period from July 1, 2013 to August 13, 2013
	Successor	Successor	Predecessor As Reported	Pro Forma Adjustments (1)		Pro Forma
Revenues	(in millions, except operating and per unit amounts)
Gathering and transportation	$28.6	$16.2	$19.2	$(3.9)		$31.5
Condensate sales	0.1	0.2	0.9	0.1		1.2
Total revenues	28.7	16.4	20.1	(3.8)		32.7
Operating expenses
Gathering expense	5.8	3.1	3.7	(1.0)		5.8
General and administrative	4.1	1.5	3.2	(0.9)	(2)	3.8
Taxes other than income taxes	0.5	0.3	0.4	(0.1)		0.6
Depreciation and amortization	8.0	4.1	4.9	(0.6)		8.4
Total operating expenses	18.4	9.0	12.2	(2.6)		18.6
Net loss from property sales	—	—	(0.1)	—		(0.1)
Operating income	10.3	7.4	7.8	(1.2)		14.0
Income from unconsolidated affiliates	5.9	—	0.4	(0.3)		0.1
Interest expense	(1.5)	(0.3)	(0.5)	0.4	(3)	(0.4)
Net income	14.7	7.1	7.7	(1.1)		13.7
Net income attributable to noncontrolling interest	(1.0)	(0.6)	(0.6)	—		(1.2)
Net income attributable to QEP Midstream or Predecessor	$13.7	$6.5	$7.1	$(1.1)		$12.5
Operating Statistics
Natural gas throughput in millions of MMBtu
Gathering and transportation	71.2	40.8	45.9	(8.9)		77.8
Equity interest(4)	5.3	2.5	2.8	(1.9)		3.4
Total natural gas throughput	76.5	43.3	48.7	(10.8)		81.2
Throughput attributable to noncontrolling interests(5)	(2.9)	(0.8)	(1.4)	—		(2.2)
Total throughput attributable to QEP Midstream or Predecessor	73.6	42.5	47.3	(10.8)		79.0
Crude oil and condensate gathering system throughput volumes (in MBbls)	1,108.8	670.3	583.4	—		1,253.7
Water gathering volumes (in MBbls)	1,344.1	538.4	552.6	—		1,091.0
Condensate sales volumes (in MBbls)	1.0	2.2	11.7	0.9		14.8
Price
Average gas gathering and transportation fee (per MMBtu)	$0.33	$0.34	$0.37			$0.34
Average oil and condensate gathering fee (per barrel)	$2.21	$2.34	$2.37			$2.35
Average water gathering fee (per barrel)	$1.87	$1.85	$1.83			$1.84
Average condensate sale price (per barrel)	$85.25	$85.25	$78.79			$80.05
Non-GAAP Measures
Adjusted EBITDA (6)	$23.6	$10.7	$12.6	$(2.1)		$21.2
Distributable Cash Flow (6)	$18.6	$9.8

(1)	Pro forma adjustments reflect operating results related to assets retained by our Predecessor following the IPO, except as otherwise noted.

(2)
The pro forma adjustment for general and administrative expense eliminates general and administrative expense allocated to the Predecessor by QEP and includes the estimated incremental expenses that would have occurred as a result of operating as a public company and the entry into the Omnibus Agreement concurrent with the IPO.

(3)
The pro forma adjustment for interest expense eliminates historical interest expense due to QEP as the related party debt was settled concurrent with the IPO and includes the estimated interest expense related to the Credit Facility, which was entered into in conjunction with the IPO, which includes amortization of deferred finance cost and commitment fees on the unused portion of the Credit Facility.

(4)
For Successor periods, includes our 50% share of gross volumes from Three Rivers Gathering. For Predecessor periods, includes our 50% share of gross volumes from Three Rivers Gathering and our Predecessor's 38% share of gross volumes from Uintah Basin Field Services.

(5)	Includes the 22% noncontrolling interest in Rendezvous Gas.

(6)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. See “Supplemental Pro Forma Analysis —Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)” below for definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.

		Nine Months Ended September 30, 2013
	Nine Months Ended September 30, 2014	Period from August 14, 2013 to September 30, 2013	Period from July 1, 2013 to August 13, 2013
	Successor	Successor	Predecessor As Reported	Pro Forma Adjustments (1)		Pro Forma
	(in millions, except operating and per unit amounts)
Revenues
Gathering and transportation	$85.9	$16.2	$92.9	$(19.9)		$89.2
Condensate sales	4.0	0.2	7.4	(1.8)		5.8
Total revenues	89.9	16.4	100.3	(21.7)		95.0
Operating expenses
Gathering expense	17.6	3.1	19.7	(5.4)		17.4
General and administrative	14.0	1.5	13.6	(2.7)	(2)	12.4
Taxes other than income taxes	1.5	0.3	1.3	(0.5)		1.1
Depreciation and amortization	24.0	4.1	25.0	(5.7)		23.4
Total operating expenses	57.1	9.0	59.6	(14.3)		54.3
Net loss from property sales	—	—	(0.5)	0.4		(0.1)
Operating income	32.8	7.4	40.2	(7.0)		40.6
Income from unconsolidated affiliates	7.8	—	3.8	(2.2)		1.6
Interest expense	(2.6)	(0.3)	(2.6)	1.4	(3)	(1.5)
Net income	38.0	7.1	41.4	(7.8)		40.7
Net income attributable to noncontrolling interest	(2.7)	(0.6)	(2.5)	—		(3.1)
Net income attributable to QEP Midstream or Predecessor	$35.3	$6.5	$38.9	$(7.8)		$37.6
Operating Statistics
Natural gas throughput in millions of MMBtu
Gathering and transportation	216.8	40.8	230.9	(45.8)		225.9
Equity interest (4)	15.9	2.5	13.4	(2.8)		13.1
Total natural gas throughput	232.7	43.3	244.3	(48.6)		239.0
Throughput attributable to noncontrolling interests (5)	(8.2)	(0.8)	(6.7)	—		(7.5)
Total throughput attributable to QEP Midstream or Predecessor	224.5	42.5	237.6	(48.6)		231.5
Crude oil and condensate gathering system throughput volumes (in MBbls)	3,290.9	670.3	3,243.1	—		3,913.4
Water gathering volumes (in MBbls)	3,594.2	538.4	2,450.3	—		2,988.7
Condensate sales volumes (in MBbls)	46.9	2.2	90.6	(21.8)		71.0
Price
Average gas gathering and transportation fee (per MMBtu)	$0.32	$0.34	$0.35			$0.33
Average oil and condensate gathering fee (per barrel)	$2.32	$2.34	$2.44			$2.42
Average water gathering fee (per barrel)	$1.86	$1.85	$1.82			$1.82
Average condensate sale price (per barrel)	$85.25	$85.25	$81.63			$81.90
Non-GAAP Measures
Adjusted EBITDA (6)	$61.7	$10.7	$66.7	$(15.3)		$62.1
Distributable Cash Flow (6)	$52.0	$9.8

(1)	Pro forma adjustments reflect operating results related to assets retained by our Predecessor following the IPO, except as otherwise noted.

(2)
The pro forma adjustment for general and administrative expense eliminates general and administrative expense allocated to the Predecessor by QEP and includes the estimated incremental expenses that would have occurred as a result of operating as a public company and the entry into the Omnibus Agreement concurrent with the IPO.

(3)
The pro forma adjustment for interest expense eliminates historical interest expense due to QEP as the related party debt was settled concurrent with the IPO and includes the estimated interest expense related to the Credit Facility, which was entered into in conjunction with the IPO, which includes amortization of deferred finance cost and commitment fees on the unused portion of the Credit Facility.

(4)
For Successor periods, includes our 50% share of gross volumes from Three Rivers Gathering. For Predecessor periods, includes our 50% share of gross volumes from Three Rivers Gathering and our Predecessor's 38% share of gross volumes from Uintah Basin Field Services.

(5)	Includes the 22% noncontrolling interest in Rendezvous Gas.

(6)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. See “Supplemental Pro Forma Analysis —Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)” below for definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.